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                                   EXHIBIT 12


                  PHILIP MORRIS COMPANIES INC. AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                              (dollars in millions)

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

                                                     Years Ended December 31,
                                ----------------------------------------------------------------

                                  2000          1999          1998          1997          1996
                                --------      --------      --------      --------      --------
 Earnings before
    income taxes and
    cumulative effect
    of accounting changes       $ 13,960      $ 12,695      $  9,087      $ 10,611      $ 10,683

 Add (Deduct):
 Equity in net earnings of
    less than 50% owned
    affiliates                      (228)         (197)         (195)         (207)         (227)
 Dividends from less than
    50% owned affiliates              70            56            70           138           160
 Fixed charges                     1,348         1,363         1,386         1,438         1,421
 Interest capitalized, net
    of amortization                    7            (2)           (5)          (16)           13
                                --------      --------      --------      --------      --------
Earnings available for
    fixed charges               $ 15,157      $ 13,915      $ 10,343      $ 11,964      $ 12,050
                                ========      ========      ========      ========      ========


Fixed charges:
Interest incurred:
    Consumer products           $  1,087      $  1,118      $  1,166      $  1,224      $  1,197
    Financial services and
       real estate                   114            89            77            67            81
                                --------      --------      --------      --------      --------
                                $  1,201      $  1,207      $  1,243      $  1,291      $  1,278

Portion of rent expense
    deemed to represent
    interest factor                  147           156           143           147           143
                                --------      --------      --------      --------      --------
Fixed charges                   $  1,348      $  1,363      $  1,386      $  1,438      $  1,421
                                ========      ========      ========      ========      ========

Ratio of earnings to
    fixed charges                   11.2          10.2           7.5           8.3           8.5
                                ========      ========      ========      ========      ========
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